Exhibit 99.1

Gladstone Investment Corporation Announces Election of

George “Chip” Stelljes, III as Director

McLean, VA, June 2, 2026: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced that George “Chip” Stelljes, III has been elected to the 2028 class of directors for the Company, effective June 1, 2026. Mr. Stelljes has also been appointed to serve on the Company’s Compensation Committee, Ethics, Nominating & Corporate Governance Committee and Valuation Committee. In connection with Mr. Stelljes’ appointment, the size of the Company’s board of directors has been expanded from seven to eight directors. Mr. Stelljes was selected to serve as a director due to his more than twenty-five years of experience in the investment analysis, management, and advisory industries.

“We are excited to strengthen our board with the appointment of Chip Stelljes,” said David Gladstone, Chairman of the Company’s board of directors. “His prior service with the Gladstone companies and his deep experience in private equity fund investment will be a valuable asset to the Company as we continue to grow.”

Mr. Stelljes is currently the managing partner of St. John’s Capital, LLC, a vehicle used to make private equity investments. From 2001 to 2013, Mr. Stelljes held various senior positions with the Gladstone Companies, including serving as the chief investment officer, president and a director of Gladstone Capital Corporation, Gladstone Investment Corporation, Gladstone Commercial Corporation, and Gladstone Management Corporation. Prior to his service at the Gladstone companies, for 23 years, Mr. Stelljes served in a variety of roles at multiple private equity and venture capital funds, including Patriot Capital, Camden Partners, and Columbia Capital as well as Allied Capital.

Mr. Stelljes is currently the chairman of the board of directors of Equalize Community Development Fund, a closed-end investment company that operates as an interval fund and an independent director of Oxford Square Capital Corporation, a publicly-traded, closed-end management investment company. He is also a former board member and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds an MBA from the University of Virginia and a BA in Economics from Vanderbilt University.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. For more information, please visit www.gladstoneinvestment.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.

CONTACT: For further information: Gladstone Investment Corporation, (703) 287-5893.